Exhibit 99.1

Ethan Allen to Present at J.P. Morgan SMid Cap Conference 2009

DANBURY, Conn.--(BUSINESS WIRE)--November 30, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) announced that M. Farooq Kathwari, Chairman, President and Chief Executive Officer will present at the J.P. Morgan SMid Cap Conference on Wednesday December 2, 2009.

Mr. Kathwari’s presentation will begin at approximately 2:15 p.m. (EDT) on Wednesday December 2, 2009 and will be webcast live. The webcast can be accessed via the Company website at ethanallen.com. On the home page, select “the Company” and then click on “Investors” to get to the “Events and Presentation” page where you can access the link for the webcast. The webcast will be available for replay for 90 days after the presentation and the transcript will be available on the Company website within days of the conference.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately sixty-five percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investors / Media
David R. Callen, 203-743-8305
Vice President Finance & Treasurer